Exhibit 2.j.2

AMENDED AND RESTATED CUSTODIAN AGREEMENT

This Amended and Restated Custodian Agreement, dated as of February 2, 2007 (this “Agreement”), by and between American Capital Strategies, Ltd. (“ACAS”) and Wells Fargo Bank, National Association (successor-by-merger to Wells Fargo Bank Minnesota, National Association), as custodian (the “Custodian”).

RECITALS

WHEREAS, ACAS originates, purchases and/or acquires certain loans, other negotiable and non-negotiable instruments, securities entitlements, and other assets in certificated or uncertificated form (collectively, the “Loans”);

WHEREAS, ACAS has requested that Custodian, and the Custodian is willing to, hold the related Loan Files (as defined in the Third Amended and Restated Loan Funding and Servicing Agreement by and among ACAS Funding Trust I, ACAS, the Conduit Lenders, Institutional Lenders and Lender Agents party thereto from time to time, Wachovia Capital Markets, LLC, Wachovia Bank, N.A., and the Custodian dated as of September 23, 2005, as amended, restated, supplemented or otherwise modified from time to time (the “Loan Funding Agreement”)) on behalf of ACAS in an unencumbered account owned by ACAS; and

WHEREAS, the Custodian and ACAS are parties to a Custodian Agreement, dated as of March 21, 2003 (the “Original Custodian Agreement”), and the Custodian and ACAS wish to amend and restate the Original Custodian Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as:

ARTICLE I

CUSTODY OF LOAN FILES

Section 1.01.    Custodian to Act as Agent; Acceptance of Loan Files. (A) From time to time ACAS shall deliver possession of “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of such Article 9) that evidence or relate to certain Loans, including the Underlying Notes (as defined in the Loan Funding Agreement), and other portions of the Loan Files to the Custodian at the address set forth on Annex A attached hereto. ACAS shall also identify on a List of Loans (as defined in the Loan Funding Agreement), whether by attached schedule or marking or other effective identifying designation, all such Loans that are or are evidenced by such instruments. (B) Upon the delivery by ACAS of the Loans Files to the Custodian, the Custodian shall deliver to ACAS, in exchange therefor, a receipt (the “Receipt”) in the form attached hereto as Exhibit A. By the issuance of the Receipt, the Custodian, as the duly appointed agent of ACAS, shall acknowledge receipt of the Loans Files listed on Schedule A thereto, subject to the verification provisions in the Receipt for each individual Loan, and shall declare that it holds and will hold the Loan Files as agent for ACAS from the date of such receipt until the request by ACAS to return any Loan Files (each, a “Release Date”). (C) During the period prior to each Release Date (each, a “Holding Period”) and subject to Section 3.07, the Custodian shall not release or allow access to any Loan Files during such Holding Period or any portion thereof to any person other than an authorized representative of ACAS (a “Designated Person”) for any purpose without prior written consent of ACAS. ACAS will provide the Custodian with a current list of the Designated Persons from time to time. The Custodian shall use due care in the custody of the Loan Files as is customary in the banking industry.

Section 1.02.     Custodian’s Review of Loan Files. ACAS shall deliver to the Custodian a list of Loan Documents (as defined in the Loan Funding Agreement) simultaneously with the delivery of any Loan Files. Not later than five (5) business days following the Custodian’s receipt of the Loan Files from ACAS, the Custodian shall review the Loan Files in accordance with the procedures set forth in this Section 1.02. If the Custodian during the process of reviewing the Loan Files finds any document constituting a part of a Loan File that is not properly executed, has not been received, is unrelated to a Loan identified in the Loan List (as defined in the Loan Funding Agreement), or does not conform in a material respect to the requirements of the definition of Loan File, or the description thereof as set forth in the Loan List, the Custodian shall promptly so notify ACAS. In addition, if in the process of reviewing the Loan Files, the Custodian discovers that it has any documents in its possession that do not constitute a part of a Loan File, the Custodian shall promptly return any such documents to ACAS. In performing any such review, the Custodian may conclusively rely on ACAS as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Loan Files is limited solely to confirming that the documents listed in the definition of Loan File have been executed and received and relate to the Loans identified in the Loan List; provided, however, with respect to the UCC financing statements referenced in the definition of Loan File, the Custodian’s sole responsibility will be to confirm that the Loan File contains UCC financing statements and not to make determinations about the materiality of such UCC financing statements.

Section 1.03.    Release of Loan Files. ACAS may, at any time during any Holding Period, upon written request and in accordance with Section 1.01, require that the Custodian release any or all of the Loan Files delivered by ACAS and being held during such Holding Period to it or its designee. Upon written notice (the “Termination Notice”) by ACAS to the Custodian to release all of the Loan Files and terminate this Agreement, this Agreement shall terminate (other than the Custodian’s rights to indemnification) upon Custodian’s release and ACAS’ receipt of all of the respective Loan Files.

Section 1.04.    Securities Accounts. On or prior to the date hereof, the Custodian shall establish three segregated non-interest bearing trust accounts designated as the “ACAS Unencumbered Account,” the “ACAS Unfunded CMBS Trust Account” and the “ACAS CDO/CLO Concentration Account” (collectively, the “Securities Accounts”) and maintained in the name of the Custodian for the exclusive benefit of ACAS and over which the Custodian shall have exclusive control and sole right of withdrawal. All Loans deposited by ACAS to these accounts shall be credited to the appropriate Securities Account as instructed by ACAS. Any and all Loans at any time on deposit in, or otherwise to the credit of, a Securities Account shall be maintained in trust by the Custodian for the benefit of ACAS. Each of the parties hereto hereby agrees that (i) the Securities Accounts shall be deemed to be “securities accounts” (as defined in Section 8-501 of the UCC), and (ii) the Custodian will be exclusively entitled to exercise the rights that comprise each financial asset held in the Securities Accounts. Each of the parties hereto hereby agrees that (x) the Custodian shall act as securities intermediary on behalf of ACAS with respect to the Securities Accounts and (y) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose will be the State of New York. The Custodian hereby confirms and agrees that the custodian shall not change the name or account number of the Securities Accounts without the prior written consent of ACAS. All securities or other property underlying any “financial assets” (as defined in Section 8-102(a) of the UCC) credited to the Securities Accounts in book-entry form shall be registered in the name of Cede & Co., on behalf of ACAS as beneficial owner, endorsed to ACAS or in blank. The Securities Accounts are accounts to which financial assets are or may be credited and the Custodian shall identify in its records that financial assets credited to ACAS’ Securities Accounts belong to ACAS. If at any time the Custodian shall receive any order from a Designated Person directing transfer or redemption of any financial asset in the Securities Accounts, the Custodian shall comply with such entitlement order without further consent by any other person. The Custodian shall be the “securities intermediary” with respect to all Loans and the Securities Accounts and shall comply with any “entitlement orders” (as defined in the UCC) originated by ACAS.

Section 1.05.    Nominee Name. The Custodian is authorized to hold in physical form, such financial assets as are delivered to the Custodian in physical form; and to hold in the name of ACAS, a securities depository, or their respective nominees, such financial assets as are customarily held in registered form. ACAS authorizes the Custodian to hold financial assets in Securities Accounts and shall accept delivery of financial assets of the same class and denomination as those deposited with the Custodian.

ARTICLE II

CONCERNING THE CUSTODIAN

Section 2.01.    Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder.

Section 2.02.    Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has at all times an aggregate capital and surplus of at least $10,000,000 and is qualified to do business in the jurisdiction in which it will hold any Loan.

Section 2.03.    Custodian’s Rights. The Custodian may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and which in good faith it reasonably believes to be genuine and which has been signed by the proper party or parties. The Custodian may rely conclusively on and shall be protected in acting upon the written or oral instructions of a Designated Person, including without limitation, any instructions received pursuant to Section 1.03 hereof.

(a)    The Custodian may consult counsel reasonably satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(b)    The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission.

(c)    The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans, and will not be required to and will not make any representations as to the validity or value of any of the Loans. The Custodian shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it has been furnished with reasonable indemnity.

(d)    ACAS shall indemnify and hold the Custodian harmless from and against all liabilities, damages, losses, fees (including reasonable attorney’s fees and expenses) and costs and expenses incurred by the Custodian as a result of the entering into and performance of its duties hereunder, unless such liabilities, damages, loss, fees, costs and expenses shall arise from the Custodian’s gross negligence or willful misconduct. The Custodian’s rights to indemnification shall survive the termination of this Agreement.

(e)    ACAS shall pay the Custodian the reasonable out-of-pocket expenses the Custodian incurs in connection with its duties hereunder.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01.    Notices. Unless otherwise specifically provided, all notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and may be delivered personally, by electronic mail, telegram or telex, or by facsimile transmission (with an original forwarded thereafter by first class mail), or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified below (unless changed by the particular party whose address is stated herein by similar notice in writing to all other parties hereto), in which case the notice will be deemed delivered when received:

(a)    to ACAS at American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention: Compliance Officer, Facsimile, (301) 654-6714, Electronic Mail, ACAS-Legal-CapMkts@americancapital.com;

(b)    to the Custodian at Sixth Street & Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration, Facsimile, (612) 667-3539.

Section 3.02.    Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

Section 3.03.    Governing Law. This Agreement shall be deemed a contract made under the laws of, and to be performed in, the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York.

Section 3.04.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which counterparts, when so executed and delivered shall be deemed to be an original instrument and all of the counterparts, taken together, shall constitute one and the same Agreement.

Section 3.05.    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 3.06.    Faxed and Scanned Documents. In order to expedite the acceptance and execution of this Agreement, each of the parties hereto agrees that a faxed or scanned copy of any original executed document shall have the same binding effect on the party so executing the faxed or scanned document as an original handwritten executed copy thereof.

Section 3.07.    Independent Auditor Access. The Custodian shall provide access to the Securities Accounts and any other records or materials related to ACAS as may be requested to ACAS’ independent auditor, jointly with any two Designated Persons or with a properly authorized officer or employee of the Custodian, for physical inspection from time to time. Such access may be provided without prior notification to ACAS, as required by ACAS’ independent auditor.

Section 3.08.    Termination. This Agreement may be terminated by either party upon thirty (30) days’ prior written notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Cydonii Fairfax
Name: Cydonii Fairfax
Title: Vice President

Wells Fargo Bank, National Association

By:	/s/ Jennifer C. Davis
Name: Jennifer C. Davis
Title: Assistant Vice President

ANNEX A

MAC N9328-011, Suite ABS, 751 Kasota Avenue, Minneapolis, Minnesota 55414

Attention: Corporate Trust Services/Asset Backed Securities Vault

EXHIBIT A

RECEIPT FOR CONTRACTS

Wells Fargo Bank, National Association, as custodian (the “Custodian”) under the Amended and Restated Custodian Agreement, dated February 2, 2007 (the “Agreement”), by and between the Custodian and American Capital Strategies, Ltd. (“ACAS”), acknowledges receipt from ACAS of the Loan Files listed on Schedule A hereto delivered pursuant to the Agreement and that it holds and will hold the Loan Files as agent for ACAS until the Release Date as defined in Section 1.01 of the Agreement. In accordance with the provisions of Section 1.01 of the Agreement, the undersigned, as Custodian, agrees to (a) notify ACAS of any Loan Files listed on Schedule A thereto which are not in the Custodian’s possession, and (b) return any documents in the Custodian’s possession which is not listed on Schedule A thereto to ACAS which delivered the same within the time period described therein.

IN WITNESS WHEREOF, I have hereunto executed this Receipt, the __ day of ________, 200_.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By
Name:
Title:

SCHEDULE A

LOAN FILES